Exhibit 10.02

ADMINISTRATION AGREEMENT

This Agreement (the “Agreement”), dated as of January 1, 2007, by and between Rogers International Raw Materials Fund, L.P. (the “Client”), a Illinois limited partnership with a principal place of business at c/o Beeland Management Company, L.L.C., 141 West Jackson Boulevard, Suite 1340A, Chicago, Illinois 60604., and Fund Dynamics, Inc. (“Fund Dynamics”), an Illinois corporation, with a place of business at 116 Village Blvd., Suite 210, Princeton, NJ 08540.

WHEREAS, the Client wishes to appoint Fund Dynamics to provide various administrative services as specified herein; and

WHEREAS, Fund Dynamics has agreed to provide such services to the Client pursuant to the terms of this Agreement

NOW THEREFORE, the parties hereto agree as follows:

1. Appointment

The Client hereby appoints Fund Dynamics as administrator for the Client from the date of this Agreement and to provide the services set forth on Schedule A hereto, or as may otherwise be agreed from time to time in writing by the Client and Fund Dynamics, (collectively, the “Services”). No implied duties are assumed by or may be asserted against Fund Dynamics hereunder.

2. Rights of the Administrator

(a) Fund Dynamics may, without limiting its liability or responsibility under this Agreement, (i) at its own expense employ servants or agents in performance of its duties and the exercise of its rights under this Agreement, and (ii) delegate its functions, powers, discretions, privileges and duties under this Agreement or any of them to any affiliate of Fund Dynamics on such terms and conditions as it may deem appropriate, including such responsibilities as are required to be performed by a transfer agent registered including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Fund Dynamics is entitled to rely upon the Client’s constituent documents, offering memorandum, subscription documents, material agreements (collectively, the “Client Documents”), and all other information, data, records, documents, and other representations provided to Fund Dynamics by the Client, the Client’s general partner and commodity pool operator, (the “General Partner”), or their respective agents (including regarding pricing and valuation of Client assets), and is not required or expected to conduct any independent inquiry as to the truth, completeness or accuracy of any such statements or representations.

(c) Fund Dynamics shall be under no duty to comply with or take any action as a result of any orders, instructions or directions, or pursuant to an amendment to any, or any newly-effective, Client Document, that is materially adverse to Fund Dynamics or imposes materially different or additional duties upon Fund Dynamics than those expressly set forth in this Agreement unless Fund Dynamics expressly consents thereto. Fund Dynamics may conclusively assume that any order, instruction or direction of the Client, the General Partner, or their respective agents does not conflict with the Client Documents.

(d) Unless the Client advises Fund Dynamics otherwise, orders, instructions, directions, authorizations, notices (subject to Section 16 hereof) and data may be communicated between Fund Dynamics and the Client, the General Partner, and applicable third parties via electronic transmission such as facsimile, or e-mail. Subject to Section 10(c) hereof, the Client assumes the risk of using electronic transmission as a means of communication, including delivery failures, security breaches, confidentiality, incompleteness, timeliness, and unauthorized modification in respect of any such electronic transmissions.

3. Compensation of the Administrator

(a) The Client shall pay Fund Dynamics for performance of the Services the fees set forth on Schedule B hereto, and any reasonable out-of-pocket expenses incurred by Fund Dynamics in acting as administrator of the Client or carrying out its obligations hereunder. Fund Dynamics will provide documentation of any out-of-pocket expenses upon request.

(b) The costs and fees set forth herein do not include any applicable federal, state or local taxes or governmental charges upon the Services, and any such taxes and charges (exclusive of income or corporate franchise taxes imposed upon Fund Dynamics), shall be paid by the Client.

(c) Fund Dynamics shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Client shall be responsible for all of its own expenses not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, statements, the costs of custodial services, and all fees and charges of investment advisers and independent accountants.

(d) Fees and expenses payable by the Client to Fund Dynamics under this Agreement shall be paid in United States Dollars. Fees are payable as set forth in Schedule B. Expenses will be invoiced as incurred.

4. Duties of the Client

(a) The Client shall timely provide to Fund Dynamics the Client Documents and all approvals, confirmations, records, books, documents, computer data, or other information reasonably required or requested by Fund Dynamics in connection with performance of the Services, and shall cooperate, and instruct its agents and other service providers to cooperate, with Fund Dynamics in connection with Fund Dynamics’ performance of the Services.

(b) The Client shall provide Fund Dynamics with a list of persons from the Client, the General Partner, and other relevant parties authorized to give instructions to Fund Dynamics on all matters, including, if applicable, a hierarchy of authority to be used in the event of conflicting instructions. Changes or additions to such list must be in writing and will require the signature of two persons on the list from the Client or the General Partner. If the Client fails to provide a list before the effective date of this agreement, only instructions received from persons of the Client known to Fund Dynamics will be accepted.

(c) The Client is responsible for conducting its activities, operations and affairs in compliance with all applicable laws, except to the extent Fund Dynamics has assumed such responsibility as expressly set forth on Schedule A. Fund Dynamics’ Services do not include, and Fund Dynamics shall not be obligated to take any responsibility for, the offering, sale or placement of interests in the Client, or for compliance by the General Partner or other Client agents with laws and regulations applicable to their activities.

(d) The Client and the General Partner are responsible for all trade processing and settlements, including, without limitation, providing trade details to Fund Dynamics, providing settlement and cash instructions to brokers, custodians and Fund Dynamics, monitoring trade settlement, reviewing prime broker and custodian reports for unmatched and failed trades, resolving open settlement issues, and monitoring and processing expiration, assignment and termination of option, swap and other derivative transactions. The Client or the General Partner will identify any new-issue trades to Fund Dynamics, unless such trades are identifiable as new-issue trades by segregation in a separate brokerage account.

5. Termination

(a) This Agreement may be terminated for any reason at any time by either party provided that at least sixty (60) days’ written notice has been given to the other party to this Agreement. Unless otherwise terminated, the term will automatically renew for another one year term.

(b) In the event of termination, Fund Dynamics shall be entitled to reimbursement of all disbursements in connection with all activities associated with effecting any such termination, including the delivery of the Client’s books and records, and documents pursuant to Section 9(a) hereof.

6. Liability of Fund Dynamics; Indemnification by the Client

(a) Fund Dynamics shall not incur liability to the Client or any Client investor for (i) refusing in good faith to perform any duty or obligation herein which in its reasonable judgment is improper or unauthorized, or to do or procure the doing of anything contrary to, or in breach of, or which constitutes any offense under, any applicable law or regulation then in force; (ii) relying on data, records, documents, representations, or other information provided to Fund Dynamics by or on behalf of the Client; (iii) complying with instructions or advice of the Client, its auditors, or any other person authorized by the Client to instruct Fund Dynamics.

(b) Fund Dynamics shall not, in the absence of gross negligence, willful default or fraud on the part of Fund Dynamics or its servants, agents or delegates, be liable to the Client or to any Client investor for any act or omission, in the course of, or in connection with, the Services or for any loss or damage which the Client may sustain or suffer as the result of, or in the course of, the discharge by Fund Dynamics of its duties pursuant to this Agreement.

(c) Notwithstanding anything to the contrary herein, neither Fund Dynamics nor the Client shall be liable for any delay or failure in performance of its obligations hereunder as a result of events beyond its reasonable control (“Force Majeure Events”). Force Majeure Events include, without limitation, acts of God, strikes, lockouts, riots, insurrections, civil disturbances, terrorist actions, sabotage, embargoes, blockades, acts of war, acts or failures to act of any governmental or regulatory body (whether civil or military, domestic or foreign), governmental regulations superimposed after the fact, communication line failures, power failures, fires, explosions, floods, accidents, epidemics, earthquakes or other natural or man-made disasters, and all occurrences similar to the foregoing. A party affected by a Force Majeure Event shall give prompt notice of any such occurrence to the other party, and shall use its commercially reasonable efforts to minimize any interruption in Services. The unaffected party shall not be liable for any delay or failure to perform any of its obligations hereunder as a result of the delay or failure of the affected party. If the Force Majeure Event continues to prevent or delay performance for thirty (30) days after the notice is given of a Force Majeure Event, the unaffected party may immediately terminate this Agreement by written notice to the other party. A Force Majeure Event shall not constitute a breach hereunder.

(d) The Client agrees to indemnify and hold harmless Fund Dynamics and its affiliates, and its and their directors, officers, employees, representatives, delegates, and agents (collectively, the “Indemnitees”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character (collectively, “Losses”) arising out of or in any way relating to Fund Dynamics’ performance of its obligations and duties hereunder, including, if applicable, any action or inaction by Fund Dynamics as described in Section 6(a), provided that this indemnification shall not apply to the extent any such Losses result from Fund Dynamics’ gross negligence, willful default, or fraud.

(e) In no event shall Fund Dynamics or any of the Indemnitees be liable for consequential damages regardless of whether such damages were foreseeable or whether either party was advised of the possibility of such damages.

7. Confidentiality.

(a) Each party acknowledges that it may, in the course of performing or receiving the Services, become aware of proprietary or confidential information of the other party or its affiliates, or their respective clients (collectively, “Confidential Information”). For purposes of this Section 7, (i) the General Partner shall be considered a party hereto, and (ii) the party whose Confidential Information is at issue is referred to as the “Disclosing Party” and the party becoming aware of such Confidential Information is referred to as the “Receiving Party”.

(b) “Confidential Information” includes, without limitation, any financial information, documentation, strategic planning, plans, projects and technical or commercial knowledge related to the business or operations of the Disclosing Party or its affiliates, or its or their vendors, clients, customers, and third parties to whom the Disclosing Party has an obligation of confidentiality. Notwithstanding the foregoing, “Confidential Information” does not include information that (i) is independently developed by the Receiving Party; (ii) is or becomes publicly known without a breach of this Agreement by the Receiving Party; (iii) is disclosed to the Receiving Party by a third party not under an obligation of confidentiality to the Disclosing Party of which the Receiving Party should reasonably be aware; or (iv) is demonstrably known to the Receiving Party prior to the date of this Agreement (unless disclosed pursuant to any other agreement between the parties to keep such information confidential).

(c) The Receiving Party agrees to hold, and to cause its affiliates and its and their partners, directors, officers, employees, representatives, delegates, and agents (collectively “Representatives”) to hold, the Disclosing Party’s Confidential Information in strict confidence, and not to disclose such Confidential Information to any third party without the Disclosing Party’s written consent or use such Confidential Information for any purposes other than as necessary or appropriate under this Agreement, and to advise each of its Representatives who may be exposed to such Confidential Information of the terms of this Section 7.

(d) The Receiving Party’s obligations under this Section 7 are subject to the following exceptions:

(i)	Fund Dynamics may disclose Confidential Information to the third party vendors or consultants used by it in connection with the Services on a need-to know basis if such third party is subject to a confidentiality obligation to Fund Dynamics;

(ii)	Fund Dynamics may disclose Confidential Information concerning an account in the Client when it is requested to make a disclosure by or on behalf of an investor that has either a legal or beneficial interest in such account;

(iii)	Fund Dynamics may disclose Confidential Information to the General Partner and to any consultant, vendor, auditor, attorney or other authorized party in connection with acting as administrator hereunder and carrying out its obligations hereunder;

(iv)	either party may disclose Confidential Information to its financial or legal advisors on a need-to-know basis (in either case in such manner as to ensure no further dissemination); and

(v)	either party may disclose Confidential Information to the extent required by law, regulation, or legal or regulatory similar processes, provided, that the Receiving Party shall promptly notify the Disclosing Party in writing of any required disclosure under this subsection (v) and to the extent practical afford the Disclosing Party a reasonable opportunity to seek appropriate protective orders, and provided further that Confidential Information required to be so disclosed will remain subject to the restrictions set forth in this Agreement for all other purposes.

(e) Upon termination of this Agreement for any reason or upon written request, each party shall return to the other all the other’s Confidential Information in its possession.

(f) The Client, the General Partner, and Fund Dynamics agree and acknowledge that the breach or threatened breach of any of the foregoing provisions of this Section 7 is likely to result in irreparable harm to the relevant Disclosing Party, and that the Disclosing Party’s remedies at law are likely to be inadequate, and that therefore the affected Disclosing Party may seek injunctive or other equitable relief to prevent any such breach or threatened breach without posting a bond or other security.

(g) Nonpublic personal financial information relating to consumers or customers of the Client provided by, or at the direction of the Client to Fund Dynamics, or collected or retained by Fund Dynamics in the course of performing its duties hereunder, shall be considered Confidential Information. Fund Dynamics shall not give, sell or in any way transfer such information to any person or entity, other than affiliates of Fund Dynamics (in connection with performance of the Services or Fund Dynamics’ own internal operations) except at the direction of the Client or as required or permitted by law. Fund Dynamics represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Client.

8. Personnel

During the term of this Agreement and for one year after the termination or expiration of this Agreement, none of the Client, the General Partner nor any of their respective affiliates shall, directly or indirectly (i) solicit, interfere with, cause or endeavor to cause, or induce or attempt to induce, any employee of Fund Dynamics (which, for purposes of this Section 8, shall include any affiliate to which Fund Dynamics may delegate Services) to leave his or her position or otherwise terminate his or her relationship with Fund Dynamics, or (ii) directly or indirectly hire, employ, or otherwise retain the services of any person who is or was an employee of Fund Dynamics during the term of this Agreement. In the event of any breach of this Section 8, the Client and the General Partner agree to pay Fund Dynamics, as liquidated damages, an amount equal to the annual compensation of the relevant employee at the time such employee ceased to be employed by Fund Dynamics. The parties further acknowledge and agree that, in the event of a breach of this Section 8, (A) a determination of actual damages incurred by Fund Dynamics would be extremely difficult and the liquidated damages agreed by the parties herein reasonably represents the cost to Fund Dynamics of recruiting, hiring and training a replacement employee of comparable skill and experience (including knowledge of Fund Dynamics’s business), and (B) the liquidated damages contained herein is intended to adequately compensate Fund Dynamics for damages incurred and is not intended to constitute any form of penalty.

9. Property Rights; Delivery of Documents

(a) All books and records received or prepared by Fund Dynamics on behalf of the Client shall be the exclusive property of the Client. Fund Dynamics may at its option at any time, and shall upon written request of the Client, deliver to the Client or its designee any books and records created and maintained by Fund Dynamics pursuant to this Agreement which are no longer needed by Fund Dynamics in the performance of Services or for its legal protection. If not so delivered, such documents and records shall be retained by Fund Dynamics for at least seven years from the year to which they relate. Upon the termination of this Agreement and provided Fund Dynamics has received full payment of its compensation, fees, costs and expenses due hereunder, Fund Dynamics shall deliver all books and records of the Client in the possession of Fund Dynamics to the Client or its designee. Fund Dynamics may retain copies of any work papers and other documentation so delivered to the extent Fund Dynamics reasonably deems necessary for its legal protection.

(b) Notwithstanding the foregoing provisions of this Section 9 or anything else in this Agreement to the contrary, all property rights to the practices and procedures, systems, computer programs (including the design, layout, text, data, information, and images thereof or contained therein), and the source code and object code associated with any of the foregoing (all of the foregoing collectively, “Fund Dynamics IP”) owned, licensed or used by or on behalf of Fund Dynamics to perform Services under this Agreement shall remain solely with Fund Dynamics. Fund Dynamics IP shall be deemed “Confidential Information”, and includes all property and materials developed or created by Fund Dynamics in connection with performing its duties under this Agreement, including but not limited to, techniques, algorithms, tools, interfaces, media conveyors, software, menus, codes, methods, systems, processes, policies, computer programs, operating instructions, unique design concepts and all documentation developed for or specifically relating thereto, and reports and notes prepared by Fund Dynamics (excepting only the books and records of the Client or documents, information or data provided to Fund Dynamics by the Client). Neither of the Client nor the General Partner is granted any license or ownership rights in the Fund Dynamics IP, and each of them agrees not to copy, adapt, reverse engineer, decompile, disassemble or modify, in whole or in part, any Fund Dynamics IP.

10. Representations and Warranties

(a) Each party represents, warrants and covenants to the other that (i) it is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has corporate power necessary to carry on its business as now being conducted; (ii) its execution, delivery and performance of this Agreement has been duly authorized and neither its execution and delivery of this Agreement nor its performance hereunder violates or will violate any law or regulation applicable to it; (iii) it has obtained (or will obtain prior to the start of work under this Agreement) all licenses, consents, registrations and other authorizations necessary for the conduct of its business; and (iv) it has full authority to enter into this Agreement and to consummate the transactions contemplated hereby and that this Agreement is not in conflict with its charter or by-laws or with any other agreement to which it is a party or by which it may be bound.

(b) Fund Dynamics represents and warrants that it shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement.

(c) Each party (which includes, for purposes of this Section 10(c), the General Partner) represents, warrants and covenants to the other that (i) it will not access, and will not permit unauthorized persons or entities to access, the other party’s computing systems or networks without such party’s express written authorization, and any such actual or attempted access shall be consistent with such authorization; (ii) it will use reasonable security measures so as to minimize the threat of unauthorized access to computing systems or networks; (iii) it will use a generally recognized virus detection or scanning program prior to any attempt to access any of the other party’s computing systems or networks.

(d) Except as expressly provided in this Agreement, all representations and warranties, including, without limitation, any warranties regarding quality, suitability, merchantability, or fitness for a particular purpose (irrespective of any course of dealing, custom or usage of trade) concerning the services provided under this agreement by Fund Dynamics (or any goods provided incidental thereto) are completely disclaimed.

11. Independent Contractor

Fund Dynamics is retained hereunder as an independent contractor. Neither party nor any Representative of either party shall be deemed for any purpose an employee, joint venturer or partner of the other nor shall either party be responsible to the other or to any governing or taxing body for any income or payroll-related taxes related to the employees of the other.

12. Non-Exclusivity

The Client acknowledges and agrees that the Services provided by Fund Dynamics to the Client pursuant to this Agreement are non-exclusive, and that Fund Dynamics may and is entitled to provide similar services to other firms and companies, some or all of which may compete with the Client. Fund Dynamics shall not be deemed to have notice of, or be under any duty to disclose to the Client or any of its agents, any fact or thing that may come to Fund Dynamics’ attention in the course of rendering services to others or in the course of any of its other activities. Fund Dynamics and its affiliates are free to render such similar services to others on any terms or conditions and to have other businesses and interests.

13. Complete Agreement; Amendment

The terms and conditions of any and all Exhibits, Schedules, and attachments to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as if fully set forth herein. No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no prior agreement, verbal or otherwise, shall be binding upon the parties hereto.

14. Governing Law and Jurisdiction

This Agreement and all rights and actions between the parties arising out of the relationship created hereunder shall be governed by and construed in accordance with the laws of the State of Illinois and each of the parties submits to the exclusive jurisdiction of the State and Federal courts located in Cook County for the resolution of all disputes between them relating to this Agreement or either party’s performance hereunder.

15. Assignment

This Agreement and the rights and duties hereunder shall not be assignable by the Client without Fund Dynamics’ written consent. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

16. Notices

Any notice, consent, or other communication specified to be “written” or otherwise to be given in writing and required or permitted to be given in connection with this Agreement shall be sent to the party entitled to receive such notice at the address first set forth above (or to such other address as notified by such party in writing), and shall be deemed to have been duly given (i) on the date of delivery, if delivered in person, by confirmed facsimile, or via Federal Express or other recognized overnight courier which obtains a signature acknowledging receipt or otherwise confirms delivery, or (ii) five days after mailing, if mailed by certified or registered mail, postage prepaid, return receipt requested.

17. Miscellaneous

(a) If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held invalid, illegal or unenforceable, shall not as a result be rendered invalid, illegal or unenforceable.

(b) Except as otherwise provided herein, no failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

(c) Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

(e) This Agreement is not intended to and shall not convey any rights to persons or entities not a party to this Agreement.

(f) Notwithstanding anything else in this Agreement to the contrary, the Client’s obligations to pay Fund Dynamics any amounts accrued through termination, and the provisions contained in Sections 6 through 9, and 12 through 17 hereof, shall survive the termination of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Rogers International Raw Materials Fund, L.P.		Fund Dynamics, Inc.

By:	/s/ Allen D. Goodman	By:	/s/ Mark Stratton
Title:	Managing Member of GP	Title:	Chief Technology Officer

Solely for purposes of Sections 7, 8, 9(b), 10(c),
and, in connection with the foregoing, 12-17:

Beeland Management Company, L.L.C.

By:	/s/ Allen D. Goodman
Title:	Managing Member

SCHEDULE A

Services

Accounting Services

•	Generate and maintain the Client’s general ledger and original books of entry based on information received from the Client, the General Partner, brokers and other relevant third parties.

•

Price the Client’s portfolio holdings in accordance with the Client Documents, including any valuation policy adopted by the Client, using, whenever reasonably practicable, such independent pricing services as chosen by Fund Dynamics from time to time. Where prices are not available from independent pricing services Fund Dynamics uses, Fund Dynamics will verify that the holdings have been priced by the General Partner in accordance with the Client Documents.

•	Reconcile month-end cash balances and open positions to the Client’s internal schedules and brokerage and/or custodian statements.

•	Calculate and record management fees.

•	Calculate the Client’s net asset value and monthly and year-to-date performance in accordance with the Client Documents.

•	Allocate income, losses and expenses among the investors in accordance with the Client Documents.

•	Prepare and distribute a monthly account statement for each investor.

•	Prepare a monthly workpaper package, including a detailed trial balance adjusted for accruals, balance sheet, and statements of operations.

Administrative Services

•	Process subscription and withdrawal requests in accordance with the provisions of the Client Documents and maintain a list of investors and their contact information.

•

In accordance with the Client’s relevant written policies and procedures (i) check investor names against lists of suspected terrorists and terrorist organizations upon opening of new accounts, (ii) monitor, identify and report investor transactions and identify and report suspicious activities to the Client, and (iii) maintain required records or other documentation created or received by Fund Dynamics pursuant to its services under this Agreement related to investor accounts and transactions, and make the same available for inspection by regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Client.

•	Send financial statements and other written material to investors as the Client may reasonably request.

•	Provide contact information for investor inquiries and use reasonable efforts to handle such inquiries or forward such inquiries as directed by the Client.

N.B.:	For the sake of clarity it is agreed that Fund Dynamics shall not be responsible for effecting any U.S. federal or state regulatory filings which may be required as a result of any offering by the Client of shares or partnership interests.

SCHEDULE B

Fees

Accounting and Administration Fee

Net asset tier	Basis points
$0 - $125 million	15 bps
$125+ million - $200 million	13 bps
$200+ million - $300 million	10 bps
Amounts over $300 million	8 bps

The foregoing fee is calculated on each tier of the Client’s total net assets as of the first of the month. Fees are presented on a per annum basis.

Shareholder services fee:         $24 per investor per annum invoiced monthly.

General

The foregoing fees are based on the services currently provided and the expected activity of the Client. If the Client requests Fund Dynamics to perform additional services, or in the event of materially increased activity or an extraordinary event affecting the Client, Fund Dynamics and the Client shall agree on additional or increased fees commensurate with the additional services/workload.